EXHIBIT 99.1

PRESS RELEASEOLD LINE BANCSHARES, INC.

FOR IMMEDIATE RELEASECONTACT: Mark Semanie

November 25, 2015(301) 430-2508

Old Line Bancshares, Inc. Increases Quarterly Cash Dividend Twenty Percent

BOWIE, Md.-On November 24, 2015, the Board of Directors of Old Line Bancshares, Inc. (Nasdaq: OLBK) declared a fourth quarter cash dividend of $0.06 per common share, a $0.01 (20.0%) increase over the third quarter cash dividend of $0.05 per share. The company will pay the dividend on December 28, 2015 to stockholders of record as of December 11, 2015.  “We are pleased that our profitability and capital strength allows us to reward our shareholders with an increased dividend and an increasing stock price. We continue to generate strong growth while also managing expenses resulting in improved earnings per share,” said James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 20 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area and will begin serving the Baltimore suburbs of Baltimore County and Carroll County on December 5, 2015 with the completion of its previously announced merger with Regal Bancorp, Inc.